[SUBSIDIARY FUND NAME]

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

AXS INVESTMENTS LLC

AND

[SUBSIDIARY SUB-ADVSIOR]

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of ___________, is entered into by and between AXS Investments LLC, a Delaware limited liability company (the “Advisor”), and [Subsidiary Sub-Advisor] (the “Sub-Advisor”) with its principal office and place of business at [_____](the “Sub-Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to [Subsidiary Fund Name], a Cayman Islands company (the “Fund”), which is a wholly-owned subsidiary of the [Fund Name] (the “Registered Fund”) of Investment Managers Series Trust II (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund’s principal purpose is to provide the Registered Fund with exposure to the returns of commodities markets within the limitations of the federal tax requirements that apply to the Registered Fund;

WHEREAS, the Fund (unlike the Registered Fund) may invest without limitation in commodities, commodity index-linked securities and other commodity-linked securities and derivative instruments, but otherwise is subject (on a consolidated basis with the Registered Fund) to the Registered Fund’s investment restrictions and other policies;

WHEREAS, the Advisor wishes to engage the Sub-Advisor to provide certain investment sub-advisory services to the Fund; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Appointment. In accordance with the Investment Advisory Agreement between the Fund and the Advisor (the “Advisory Agreement”), the Advisor hereby appoints the Sub-Advisor to act as sub-advisor with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.	Duties and Obligations of the Sub-Advisor with Respect to Investment of Allocated Assets of the Fund. Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust (the “Board”) and the Advisor, the Sub-Advisor, with respect to such portion of the Fund’s assets as shall be allocated to the Sub-Advisor by the Advisor from time to time (the “Allocated Assets”), shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Allocated Assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund with respect to the Allocated Assets, and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund with respect to the Allocated Assets; (ii) supervise the investment program of the Allocated Assets and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of Section 4 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Allocated Assets.

The Sub-Advisor’s responsibility for providing management and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Sub-Advisor is prohibited from directly or indirectly consulting with any other sub-advisor for a portion of the Fund’s assets concerning Fund transactions in securities or other assets. The Sub-Advisor is authorized to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund.

Unless the Advisor advises the Sub-Advisor in writing that the right to vote proxies has been expressly reserved to the Advisor or the Fund or otherwise delegated to another party, the Sub-Advisor shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-Advisor’s proxy voting policies and procedures without consultation with the Advisor or the Fund. The Sub-Advisor agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to the Advisor.

The Fund acknowledges that the Sub-Advisor makes no warranty that any investments made by the Sub-Advisor hereunder will not depreciate in value or at any time will not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Sub-Advisor.

3.	Covenants. In the performance of its duties under this Agreement, the Sub-Advisor:

(a) shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”); (ii) any applicable Cayman Islands and U.S. federal and state law; (iii) any other applicable provision of law; (iv) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (v) the investment objectives and policies of the Registered Fund as set forth in its Registration Statement on Form N-1A; and (vi) the compliance policies and procedures of the Trust adopted by the Board;

(b) will place orders either directly with the issuer or with any broker, dealer or futures commission merchant (“FCM”). Subject to the other provisions of this Section, in placing orders with brokers and dealers, the Sub-Advisor will attempt to employ such dealers and brokers as may, in the judgment of the Sub-Advisor, result in the best execution, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. In placing orders, the Sub-Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Advisor may select brokers or FCMs on the basis of the research, statistical information and pricing services they provide to the Fund and other clients of the Sub-Advisor. Information and research received from such brokers or FCMs will be in addition to, and not in lieu of, the services required to be performed by the Sub-Advisor hereunder. A commission paid to such brokers or FCMs may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Sub-Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. It is understood that the expenses of the Sub-Advisor will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Sub-Advisor by brokers or FCMs that effect transactions for the Fund may be used by the Sub-Advisor in servicing other investment companies, funds and accounts that it manages. Similarly, research services furnished to the Sub-Advisor by brokers or FCMs that effect transactions for other investment companies, funds and accounts that the Sub-Advisor manages may be used by the Sub-Advisor in servicing the Fund. It is understood that not all of these research services are used by the Sub-Advisor in managing any particular account, including the Fund. In no instance, however, will the Fund’s securities or commodity interests be purchased from or sold to the Sub-Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.

The Sub-Advisor and its affiliates may aggregate purchase or sale orders for the Fund with purchase or sale orders for the same instrument for the accounts of other clients of the Sub-Advisor or of its affiliates and the Sub-Advisor’s own accounts, if such aggregation is consistent with applicable law. However, the Sub-Advisor is under no obligation to aggregate any such orders under any circumstances;

(c) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

(d) notify the Fund before it reduces the amount of coverage under the investment manager’s errors and omissions insurance policy maintained by the Sub-Advisor;

(e) will supply such information to the Fund’s co-administrators and permit such compliance inspections by the Fund’s co-administrators as shall be reasonably necessary to permit the co-administrators to satisfy their obligations and respond to the reasonable requests of the Board;

(f) will not pay fees in addition to any Fund distribution or servicing fees to financial intermediaries for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, except with the prior authorization of the Board and, if the Board authorizes such payments, the Sub-Advisor shall report regularly to the Trust on the amounts paid and the relevant financial intermediary; and

(g) will use its reasonable best efforts to assist the Trust and the Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust a written assessment of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

4.	Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Advisor or any officer, employee, affiliate or related person thereof from acting as investment advisor or rendering similar services or other services for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor will undertake no activities which, in its judgment, will materially adversely affect the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the Sub-Advisor and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Fund or may involve substantial time and resources from the Sub-Advisor.

5.	Independent Contractor. The Sub-Advisor shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

6.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to transactions effected by the Sub-Advisor (except for 31a-1(b)(2)(iv), (b)(4) and (b)(11)). Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Sub-Advisor maintaining copies of any such records.

7.	Expenses. During the term of this Agreement, the Sub-Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder.

8.	Compensation of the Sub-Advisor. The Advisor agrees to pay to the Sub-Advisor out of the advisory fee the Advisor receives with respect to the Fund, and only to the extent thereof, and the Sub-Advisor agrees to accept as full compensation for all services rendered hereunder by the Sub-Advisor as such, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to the average daily net assets of the Allocated Assets (including, for the avoidance of doubt, the value of its investment in any subsidiaries). For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The fee payable to the Sub-Advisor under this Agreement will be reduced to the extent required by any expense limitation agreement. The Sub-Advisor may voluntarily pay for certain Fund expenses or waive all or a portion of its fee.

9.	Compensation of Directors, Officers and Employees. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer, or employee of the Sub-Advisor or any affiliated company of the Sub-Advisor, except as may be approved by the Registered Fund.

10.	Interested Persons. Subject to applicable statutes and regulations, it is understood that directors, officers and agents of the Fund are or may be interested in the Sub-Advisor as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Sub-Advisor may be interested in the Fund as directors, officers, agents or otherwise.

11.	Sub-Advisor’s Liability.

(a) The Sub-Advisor shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Sub-Advisor or by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor in the performance of its duties or from reckless disregard by it of its duties under this Agreement. The Sub-Advisor may consult with counsel and accountants engaged by the Trust in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants.

(b) U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall constitute a waiver of or limitation on any right which the Fund may have under any applicable securities laws.

12.	Duration and Termination. This Agreement shall, unless sooner terminated with respect to the Fund as provided herein, continue in effect for a period of two years from its effective date. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time as to the Fund, without the payment of any penalty, upon giving the Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Sub-Advisor upon giving the Trust 60 days’ written notice (which notice may be waived by the Trust). This Agreement will also immediately terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Registered Fund and the Advisor (the “Registered Fund Advisory Agreement”). (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.) Termination of this Agreement shall not affect the right of the Sub-Advisor to receive payment on any unpaid balance of the compensation described in Section 10 above earned prior to such termination.

13.	Notices. Any notice under this Agreement shall be in writing to the other party a tsuch address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

14.	Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the 1940 Act.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

16.	Force Majeure. The Sub-Advisor shall not be liable for the nonperformance of its obligations hereunder by reason of any cause beyond its reasonable control, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action, and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

17.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

18.	Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

19.	Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver or any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE ADVISOR:

AXS Investments LLC

By:
Name:
Title:

THE SUB-ADVISOR:

By:
Name:
Title:

Appendix A

Fund/Class	Sub-Advisor Fee	Effective Date
[Subsidiary Fund]	x.xx%	___________, 20__

[It is the intention of the parties that the Advisor and Sub-advisor collect investment advisory fees on the assets at the Fund level or assets at the Subsidiary level, but not both. Accordingly, all fees under this Agreement will be waived by the Sub-Advisor and collected at the Fund level.]